UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2015

CVS HEALTH CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-01011		05-0494040
(Commission File Number)		(IRS Employer Identification No.)

One CVS Drive Woonsocket, Rhode Island		02895
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

On May 20, 2015, CVS Pharmacy, Inc., a Rhode Island corporation (“CVS Pharmacy”) and a wholly owned subsidiary of CVS Health Corporation, a Delaware corporation (“CVS Health”), and Tree Merger Sub, Inc., a Delaware corporation and newly formed wholly owned subsidiary of CVS Pharmacy (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Omnicare, Inc., a Delaware corporation (“Omnicare”) for the acquisition of Omnicare by CVS Health.

The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Omnicare (the “Merger”), with Omnicare continuing as the surviving corporation and as a wholly owned subsidiary of CVS Pharmacy. Upon the effective time of the Merger, each share of Omnicare will be converted into the right to receive $98.00 in cash, or approximately $10.6 billion in the aggregate. In addition, CVS Pharmacy will assume approximately $2.3 billion in debt from Omnicare.

The Merger is subject to (i) approval by the stockholders of Omnicare, (ii) the receipt of regulatory approvals, including antitrust, and (iii) certain other customary closing conditions.

CVS Pharmacy and Omnicare have made customary representations, warranties and covenants in the Merger Agreement, including covenants to use reasonable best efforts to (i) obtain all necessary antitrust and other approvals and (ii) consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable. Omnicare has agreed to conduct its business in the ordinary course consistent with past practice, including not taking certain specified actions, prior to the consummation of the Merger.

Omnicare has also agreed to (i) cease all existing, and not to participate in any additional, discussions or negotiations with third parties regarding alternative proposals for the acquisition of Omnicare and (ii) not to solicit, initiate or knowingly encourage any inquiry, proposal or offer relating to an alternative proposal for the acquisition of Omnicare, subject to customary exceptions to allow Omnicare’s board of directors to satisfy its fiduciary duties.

The Merger Agreement may be terminated by CVS Pharmacy or Omnicare under certain customary circumstances, and Omnicare will be required to pay CVS Pharmacy a termination fee of $350,000,000 in connection with certain terminations in connection with an alternative transaction proposal.

The Merger Agreement has been adopted by the boards of directors of each of CVS Health and Omnicare, and Omnicare’s board of directors has unanimously recommended that its stockholders adopt the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed as Exhibit 2.1 hereto and is incorporated into this report by reference.

The Merger Agreement governs the contractual rights between the parties in relation to the Merger. The Merger Agreement has been filed as an exhibit to this Current Report on Form 8-K to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about any of CVS Health, CVS Pharmacy or Omnicare in CVS Health’s or Omnicare’s public reports filed with the Securities and Exchange Commission. In particular, the Merger Agreement is not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to CVS Health, CVS Pharmacy or Omnicare. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable under the securities laws.

Item 8.01 Other Events

On May 21, 2015, CVS Health and Omnicare issued a joint press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Document
2.1	Agreement and Plan of Merger, dated as of May 20, 2015 among CVS Pharmacy, Inc., Tree Merger Sub, Inc. and Omnicare, Inc.*
99.1	Joint Press Release issued by CVS Health Corporation and Omnicare, Inc., dated May 21, 2015.

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. CVS Health agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH CORPORATION

By:	/s/ David M. Denton
David M. Denton Executive Vice President and Chief Financial Officer
Dated: May 21, 2015

4